Exhibit 99.2

TripAdvisor, Inc.

Consent of Person About to Become a Director

Jonathan F. Miller

Pursuant to Rule 438 of the Securities Act of 1933, as amended, I hereby consent to (a) being named as a nominee for director in the registration statement on Form S-4 filed with the Securities and Exchange Commission in 2011 by Expedia, Inc. and TripAdvisor, Inc. and (b) serving as a director, if elected.

Dated this 20th day of July, 2011

/s/ Jonathan F. Miller
Jonathan F. Miller